UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2013

CALIX, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-34674	68-0438710
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1035 N. McDowell Boulevard, Petaluma, California		94954
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (707) 766-3000
Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
The information set forth in Item 2.03 of this Report is incorporated by reference herein.
Item 2.02 Results of Operations and Financial Condition.
On July 30, 2013, Calix, Inc. (the “Company”) publicly disseminated a press release announcing financial results for the second quarter ended June 29, 2013. The foregoing description is qualified in its entirety by reference to the Company’s press release, dated July 30, 2013, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On July 29, 2013, the Company entered into a credit agreement with Bank of America, N.A. The credit agreement is structured such that other financial institutions can at a later time become party to the credit agreement through an amendment via a syndication process (collectively, together with Bank of America, N.A., the "Lenders"). The credit agreement provides for a revolving facility in the aggregate principal amount of up to $50.0 million, which includes a $20.0 million sublimit for the issuance of letters of credit and a $10.0 million sublimit for a swingline facility. Subject to customary conditions, up to $25.0 million of the revolving facility may be converted to a term loan facility at any time prior to the maturity of the revolving facility. The revolving facility matures on July 29, 2016, but may be extended up to two times (each extension for an additional one-year period) upon mutual agreement of the Company and the Lenders. The credit facility is secured by substantially all of the Company's assets, including its intellectual property. The proceeds of the credit facility may be used for general corporate purposes and permitted acquisitions.
Loans under the credit facility bear interest at an annual rate equal to the base rate plus 0.75% to 1.25% or LIBOR plus 2.00% to 2.50% based on a leverage ratio of consolidated funded indebtedness to consolidated Adjusted EBITDA (customarily defined). Interest on the revolving facility is due quarterly, and any outstanding interest and principal is due on the maturity date of the revolving facility. The Company is required to repay principal on a term loan in twenty equal quarterly payments from the date it enters into a term loan, and all outstanding principal and accrued interest is due on the revolving facility maturity date. Swingline loans must be repaid on the earlier of (i) ten business days after a loan is made and (ii) the revolving facility maturity date.
The credit facility includes affirmative and negative covenants applicable to the Company that are typical for credit facilities of this type. Furthermore, the credit agreement requires the Company to maintain certain financial covenants, including a maximum consolidated leverage ratio, and a minimum consolidated liquidity ratio of cash, cash equivalents and accounts receivable to consolidated funded indebtedness.
The credit facility also includes customary events of default, the occurrence and continuation of which would provide the Lenders with the right to demand immediate repayment of any principal and unpaid interest under the credit facility, and to exercise remedies against the Company and the collateral securing the loans under the credit facility.
The foregoing description of the credit agreement is included to provide information regarding its terms. It does not purport to be a complete description and it is qualified in its entirety by reference to the full text of the credit agreement which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the second quarter ended June 29, 2013.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated July 30, 2013 announcing financial results of the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2013	CALIX, INC.

	By:	/s/ Michael Ashby
Michael Ashby
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated July 30, 2013 announcing financial results of the Company.